Cathy Souders
                                        (610) 208-2639


     IMMEDIATE RELEASE


                 CARPENTER TECHNOLOGY ELECTS NEW DIRECTOR

     Reading, PA (December 9, 1994) -- Carpenter Technology

Corporation (NYSE:CRS) has elected Kathryn C. Turner, chairperson and chief executive officer of Standard Technology, Inc. (STI),

to its Board of Directors.

     Turner, 47, founded STI, a high-technology, engineering,

systems integration and manufacturing firm, in 1985. STI is

headquartered in Rockville, Md., with offices in northern

Virginia; Dallas, Tex. and Jacksonville, Fla.

     The company was ranked 63rd in Inc. Magazine's 1991 list of

America's 500 fastest growing private companies. Also, it was the only small business to receive the National Aeronautics and Space

Administration Agency Honor Award in 1992. In 1994, STI had $17

million in contracts with the Department of Defense and other federal agencies and their prime contractors.

     In November 1993, Turner was appointed to the Commission on

The Future of Worker-Management Relations, a joint commission of the Departments of Labor and Commerce, established by President

Clinton. She has participated in CEO meetings with Commerce

Secretary Ronald H. Brown and Kenneth Brody (Export-Import Bank

of the United States) regarding the Trade Promotion Coordinating




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Committee, and now serves a one-year term as a member of the

EXIMBANK Advisory Committee. Turner was the first woman appointed to the Defense Policy Advisory Committee on Trade, an advisory committee to the Secretary of Defense and the U.S. Trade

Representative on major policy areas such as trade negotiations,

defense trade policy, financial competitiveness and government relations.

     Turner holds a bachelor's degree in chemistry from Howard

University. After graduating, she began her career as a chemist for the Naval Ordinance Station in Maryland. In 1969, she became involved with software development for Control Data Corporation,

then advanced through various technical and management positions in several firms in the Washington, D.C. area. In the late '70s,

while with General Electric's Information Services Company, she moved to sales, where she became one of the company's top revenue producers.

     Turner becomes the thirteenth board member of Carpenter

Technology Corporation, a major producer of specialty steel long products and high-performance alloys for aerospace, automotive,

electronics and other industries worldwide. In fiscal year 1994

(ended June 30, 1994), the company had sales of $628.8 million.



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